Exhibit 99.1

Stephanie Tilenius Joins Coach Board of Directors; Brings Digital and Ecommerce Expertise to Coach Board

Board Membership Now at Eight

NEW YORK--(BUSINESS WIRE)--August 2, 2012--Coach, Inc. (NYSE: COH, SEHK: 6388), a leading marketer of modern classic American accessories, today announced that Stephanie Tilenius of Kleiner Perkins Caufield & Byers (KPCB) has been appointed to Coach's Board of Directors. The appointment of Ms. Tilenius to the Board brings the membership to eight.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "We’re delighted that Stephanie will be joining our Board. Her experience in the consumer internet sector, along with her strategic insight and leadership skills will prove particularly valuable to us."

Upon her appointment, Ms. Tilenius noted, "Coach is an extraordinary consumer brand on and offline and I'm excited to join the Board to help build on the tremendous foundation they have created and capitalize on the opportunities ahead."

Ms. Tilenius recently joined Kleiner Perkins Caufield & Byers, a venture capital firm, as Executive-in-Residence, primarily focusing on companies within its Digital Growth Fund. Previously, Ms. Tilenius was an executive at Google, Inc., where she was vice president of global commerce and payments overseeing digital commerce, product search and payments. Prior to joining Google, she was at eBay Inc. for nine years, ultimately as SVP of eBay.com and global product. Ms. Tilenius was also a co-founder of PlanetRx.com and has worked at other technology and business enterprises. She is on the Board of IronPlanet, Inc. and Chair of the Advisory Board of the Harvard Business School California Research Center. She holds a BA and MA from Brandeis University, and an MBA from Harvard.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations and Corporate Communications